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                                                                     Exhibit 12
                                  DELUXE CORPORATION
                  COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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                                        Six-Months
                                          Ended                               Years Ended December 31,
                                      -------------   ------------------------------------------------------------------------
                                      June 30, 1996      1995        1994        1993         1992         1991         1990
                                      -------------      ----        ----        ----         ----         ----         ----
EARNINGS
Income from Continuing Operations
  before Income Taxes                     $97,521     $169,319     $246,706     $235,913     $324,783     $295,493     $282,506

Interest expense
(excluding capitalized interest)            5,305       13,099        9,733       10,070       15,371        8,220        1,427

Portion of rent expense under
long-term operating leases
representative of an interest factor        7,085       14,761       13,554       13,259       12,923       11,807       10,849

Amortization of debt expense                   61           84           84           84           84           71            0
                                               --           --           --           --           --           --            -
TOTAL EARNINGS                           $109,972     $197,262     $270,077     $259,326     $353,161     $315,591     $294,782


FIXED CHARGES

Interest Expense
(including capitalized interest)           $6,196      $14,714      $10,492      $10,555      $15,824       $8,990       $1,860

Portion of rent expense under
long-term operating leases
representative of an interest factor        7,085       14,761       13,554       13,259       12,923       11,807       10,849

Amortization of debt expense                   61           84           84           84           84           71            0
                                               --           --           --           --           --           --            -
TOTAL FIXED CHARGES                       $13,342      $29,559      $24,130      $23,898      $28,831      $20,868      $12,709



RATIO OF EARNINGS
TO FIXED CHARGES:                             8.2          6.7         11.2         10.9         12.2         15.1         23.2

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